EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), executed this 18th day of July, 2022, (the "Effective Date") is by and between on the one hand, **Diamond Wellness Holdings, Inc.**, a Colorado corporation, with a headquarters address of 3531 Griffin Road, Ft. Lauderdale, Florida 33312 (the "Company") and on the other hand, with **Neal M. Shapiro**, an individual, with an address of 117 Bianca Drive, Palm Beach Gardens, Florida 33418 (the "Executive").

RECITALS

WHEREAS, the Company wishes to engage Executive and Executive wishes to become employed by the Company to perform services for the Company as its **President and Chief Executive Officer**, pursuant to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties understand and agree as follows:

1. **Employment of Executive.** The Executive shall be employed to perform the services of the Company's Chief Executive Officer during the Term (as defined herein). Executive will render such services exclusively for the Company and devote adequate time, energy and ability to the Company in pursuit of its Performance Goals (as hereinafter defined) and faithfully and diligently promote the business affairs and interests of the Company. Executive shall report to and be directed by the Company's Board of Directors and/or President of First Capital Venture Co. During the Term, Executive will be based in the Executive's office or the Company's offices at its headquarters' location, although Executive may be required to travel to other locations and to perform services in such other locations as requested by the Company or as appropriate to performing his services for the Company.

2. **Specific Duties and Services.** Executive shall perform his services as Chief Executive Officer as such terms are commonly defined in the industry, when representing the Company or the Company's subsidiaries to the best of his ability and perform such managerial and operational services, as are customarily rendered by persons engaged in the same or a similar executive capacity and such other services as the Company's Board of Directors may reasonably require from time to time. Further, Executive agrees to comply with the Company's policies, standards of professional conduct, and comply with the Company's instructions, directions, requests, rules and procedures as may be issued by the Company from time to time. During the Term (as hereinafter defined) the Board of Directors will provide Executive periodically with written performance goals for the Company to be achieved during said Term (the "Performance Goals"). Such Performance Goals as issued shall be appended to, and made a part of, this Agreement. At approximately ninety (90) day intervals, the Board of Directors will provide Executive with feedback on its satisfaction, in its sole discretion and judgment, of Executive's progress toward, and accomplishment of, said Performance Goals.

3. **Term.** On the terms and subject to the conditions set forth herein, the Company hereby employs the Executive and Executive hereby accepts such employment for an initial term of approximately three (3) calendar months commencing on July 18, 2022, and ending on September 30, 2022 (the "Initial Term") subject to the termination provisions as set forth herein. The Agreement will automatically renew for continuous, rolling three (3) month periods (the "Subsequent Terms" or individually, a "Subsequent Term") upon the conclusion of the Initial

Term unless it is previously terminated per the termination provisions as set forth herein in Section "8. Termination.". The Initial Term and any and all Subsequent Terms will be collectively referred to herein overall as the "Term".

4. **Exclusivity.**

(a) **Prohibited Activities.** Executive will not participate, engage in or have any financial or other interest in any business which is competitive in any manner whatsoever with any business in which the Company or any of its subsidiaries is now or may hereafter become engaged. The foregoing prohibition does not include ownership by Executive of less than five percent (5%) of the outstanding shares of any publicly-traded entity, provided that Executive does not otherwise participate in such entity as a director, officer, employee or in any other capacity. Company explicitly consents to Executive's ongoing non-competitive business activities so long as Executive's involvement with them does not interfere with his responsibilities to, and obligations due, the Company, and the Company's Board of Directors is fully advised of such activities time requirements of the Executive, and of their specific nature. In the event that the Company, in its sole judgment, deems any such activity as competitive or being of detriment to the Company, the Company may terminate this Agreement for Cause.

(b) **Absence of Conflicts.** Executive represents and warrants to the Company that (i) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by his of any agreement to which he is a party or by which he may be bound, (ii) he has not, and in connection with his employment by the Company will not, violate any non-competition, non-solicitation or other similar covenant or agreement by which he is or may be bound, (iii) he has no outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered by Executive hereunder, and (iv) in connection within his employment by the Company he will not use any confidential or proprietary information he may have obtained in connection with said employment with any prior or future employer.

5. **Compensation and Expense Reimbursements.**

(a) **Compensation.** In consideration for the obligations by the parties hereunder, the Company shall pay Executive a Consulting Fee as set forth on the Compensation Rider attached hereto as Exhibit A and made a part hereof.

(b) **Stock Grant.** After completion of the Initial Term, at the sole option of the Board of Directors of the Company, the Company may grant the Executive a Stock Grant as set forth on the Compensation Rider attached hereto as Exhibit A and made a part hereof.

(c) **Expenses.** All pre-approved, legitimate business expenses reasonably incurred by the Executive in carrying out his responsibilities and obligations under this Agreement and promoting the Company's business may be reimbursed, including mileage and travel expenses in accordance with IRS guidelines. Executive may be reimbursed for all such legitimate business expenses upon submission to the Company of appropriate documentation of such expenses and a description of the purpose of such expenses (an "Expense Report"). Such Expense Report shall include the level of detail that is required of other Company executives or Board of Directors. Such reimbursement will be made within thirty (30) days after the submission of such Expense Report. Executive's reporting and expense reimbursement are governed by Company policies which are incorporated herein by reference as may be amended from time to time during the term of Employment

and subject to monthly review of the Company's finance and accounting departments.

6. **Covenants.**

(a) **Acknowledgment.** Executive agrees and acknowledges that in the course of rendering services to the Company and its clients and customers he has acquired and will acquire access to and become acquainted with confidential information about the professional, business and financial affairs of the Company, its subsidiaries and affiliates that is non-public, confidential or proprietary in nature. Executive acknowledges that the Company is engaged in a highly competitive business and the success of the Company in the marketplace depends upon its goodwill and reputation for quality and dependability. Executive agrees and acknowledges that reasonable limits on his ability to engage in activities competitive with the Company are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. Executive recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all confidential information. The existence of any claim or cause of action by Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement. Executive further agrees that Executive's obligations under this Section 6 shall be absolute and unconditional.

(b) **Compliance with Securities Laws.** Executive is aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any persons who has received material, non-public information ("Insider Information") from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. The Executive hereby understands and acknowledges that in receiving the Confidential Information (as hereinafter defined), he may be receiving information that may be regarded as Insider Information under the United States securities laws and shall abide by any and all said restrictions pertaining to the purchase or sale of securities of the Company, its subsidiaries or affiliates, or its successors, as imposed by U.S. Federal and State law and regulation.

(c) **Non-Solicitation or Interference.** During the Term, Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation interfere with the operation of the Company's business, including without limitation by: (i) soliciting, diverting, inducing or encouraging any officers, directors, employees, agents, Executives, former customer, representatives or any other person or concern, dealing with or in any way, directly or indirectly, associated with the Company or its parents, subsidiaries, affiliate and/or divisions (the "Company Entities") to terminate her, his or its relationship with the Company or the Company Entities, (ii) hiring any such officer, director, employee, agent, Executive, former customer, representative or any other person or concern so solicited, diverted, induced or encouraged, (iii) soliciting, diverting, inducing or encouraging any officers, directors, employees, agents, Executives or representatives of the Company or the Company Entities, to become officers, directors, employees, agents, Executives, customers, representatives or any other person or concern, of another business, enterprise or entity, (iv) soliciting, diverting or appropriating any customers, clients, vendors or distributors of the Company or the Company Entities, or (v) influencing or attempting to influence any of the customers, clients, vendors, distributors or business partners of the Company or the Company Entities, to transfer her, his

or its business or patronage from the Company or the Company Entities to any Competitor of the Company or the Company Entities.

(d) **Confidential Information.** During the Term and until the end of time, Executive shall keep secret all non-public information, matters and materials of the Company or the Company Entities, including, but not limited to, know-how, trade secrets, mail order and customer lists, pricing policies, operational methods, any information relating to the Company or the Company Entities, products or product development, processes, product specifications and formulations, artwork, designs, websites, graphics, services, budgets, business and financial plans, marketing and sales plans and techniques, employee lists and other business, financial, commercial and technical information presently owned, or at any time in the future developed by the Company or the Company Entities, its agents, or Executives, actually or potentially used in the operation of the Company's business, or obtained from third parties under an agreement of confidentiality (collectively, the "Confidential Information"), to which he has had or may have access and shall not use or disclose such Confidential Information to any person other than (i) the Company, its authorized employees and such other persons to whom Executive has been instructed to make disclosure by the Company, in each case only to the extent required in the course of Executive's service to the Company or as otherwise expressly required in connection with court process, (ii) as may be required by law and then only after consultation with the Company to the extent possible, or (iii) to Executive's personal advisors for purposes of enforcing or interpreting this Agreement, or to a court for the purpose of enforcing or interpreting this Agreement, and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisors, their obligation to keep such Confidential Information confidential. "Confidential Information" shall not include any information which is in the public domain during the period of service of Executive, provided such information is not in the public domain as a consequence of disclosure by Executive in violation of this Agreement or by any other party in violation of a confidentiality or non- disclosure agreement with the Company. Upon termination of Executive's employment for any reason, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all Confidential Information, and all copies thereof, including but not limited to, documents, data, papers and records of any nature and in any medium (including, but not limited to, electronic media) in his possession or subject to his control that (i) belong to the Company or the Company Entities or (ii) contain or reflect any information concerning the Company, the Company Entities and affiliates. Executive hereby acknowledges that the sale or unauthorized use, duplication or disclosure of any Confidential Information by any mean whatsoever and any time before, during or after the Executive's employment by the Company shall constitute a material breach of this Agreement.

(e) **Non-Disparagement**. In consideration of Company's obligations hereunder, during the Term and for three (3) years thereafter the Term's expiration or termination for any reason, Executive shall not directly or indirectly (i) engage in any conduct or make any statement, whether in commercial or non-commercial speech, disparaging or criticizing in any way the Company, or any affiliate, executive officers, directors or employees of the Company or its affiliates, or any products or services offered by any of these entities, or (ii) engage in any other conduct or make any other statement, in each case, which could be reasonably expected to (x) impair the goodwill or reputation of the foregoing entities or individuals or (y) the reputation of any of the foregoing entity's products or services or the marketing of any of the foregoing entity's products or services, except to the extent required by law and then only after consultation with the Company to the extent possible, or in connection

with any dispute between Executive and any of the foregoing entities.

(f) **Remedies for Breach; Injunctive Relief**. The Company and Executive agree that any restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. Executive acknowledges that by virtue of his position with the Company, Executive will be given access to the Company's and the Company subsidiaries' trade secrets and Confidential Information. Executive acknowledges that the Company will suffer irreparable harm as a result of a breach of such restrictive covenant by Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by Executive of any provision of this Agreement, the Company shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, but not limited to, specific performance, injunctive relief, a temporary restraining order, and/or a preliminary and/or permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain a breach of this Section 6 without the necessity of proving damages, posting a bond or other security, and to recover any and all costs and expenses, including reasonable counsel fees, incurred in enforcing this Agreement against Executive, and Executive hereby consents to the entry of such relief against his and agrees not to contest such entry. Such relief shall be in addition to, and not in substitution of, any other remedies available to the Company. The existence of any claim or cause of action of Executive against the Company, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants. Executive shall not defend on the basis that there is an adequate remedy at law. In addition to and not in lieu of any other remedy that the Company may have under this Section 6 or otherwise, in the event of any breach of any provision of this Section 6 during the period during which Executive is entitled to receive payments and Benefits pursuant to Section 8, such period shall terminate as of the date of such breach and Executive shall not thereafter be entitled to receive any salary or other payments or Benefits under this Agreement.

(g) **Modification and Survival.** Executive hereby agrees that each provision in this Section shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 6 are fair, reasonable and necessary in order to protect the Confidential Information, goodwill and other legitimate interests of the Company and that adequate consideration has been received by Executive for such obligations. Executive further acknowledges that after termination of his employment by the Company for any reason, he will be able to earn a livelihood without violating the covenants described in this Section 6 and Executive's ability to earn a livelihood without violating such covenants is a material condition to his employment by the Company. If, however, for any reason any court of competent jurisdiction determines that the restrictions in this Section 6 are not reasonable, that consideration is inadequate or that Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include the maximum duration, scope and geographic area identified in this Section 6 as will render such restrictions valid and enforceable. It is the intent of the parties that this section be enforced to the greatest extent allowable in law or equity. The terms of this Section 6, shall survive the termination or expiration of Executive's employment by the Company and this Agreement, but only to the extent of the time limitations as set forth herein.

7. **Proprietary Rights**.

(a) **Property Rights; Intellectual Property.** All documents, notes, sales and marketing strategies, projections, forecasts, business plans and presentations, sales and revenue projections or estimates, business affiliations and networking created by Executive at any time during the Term or any extension thereof, including without limitation the Executive's work product, are works for hire and shall be the exclusive property of the Company, and the Company Entities in perpetuity (the "Property Rights"). The Company and the Company Entities own or shall own all right, title and interest throughout the Universe, in any of Executive's and the Company's and the Company Entities work product and all copyright, trademark and other intellectual property rights in and related thereto throughout the Universe, in perpetuity ("Intellectual Property"). All documents or other tangible property and concepts or inventions, including Internet and other electronic media, relating in any way to the business of the Company or the Company Entities which are conceived or generated by Executive or come into Executive's possession during or by virtue of his employment by the Company shall be and remain the property of the Company and the Company Entities. Executive must return all such documents and tangible property to the Company on termination of this Agreement for any reason or at such earlier time as the Company may request in writing.

(b) **Works Made for Hire.** Executive acknowledges and agrees that Executive is and has been retained by the Company to create work product and on a work-made-for-hire basis for the Company. In this regard, the Company, and not Executive, is the sole and exclusive owner of authorship and ownership of all right, title and interest in and to any part of the work product, and any portion of the fruit, proceeds, lay-outs, story boards, slogans, designs, flow charts, etc., created, written, developed, finished, produced, disclosed or acquired by Executive, alone or in collaboration with others, during Executive's employment by the Company (collectively, the "Work Product") and any portion of the Intellectual Property are deemed to vest in or be owned by the Company as a work-made-for-hire or by operation of law or otherwise. Notwithstanding the foregoing, upon the termination of the Agreement or earlier termination, the Company has the right to use any Work Product, Property Rights, and Intellectual Rights in perpetuity. Insofar as the authorship and ownership of all right, title and interest in and to any part of the Work Product and any portion of the Intellectual Property are not deemed to vest in or be owned by the Company as a work-made- for-hire or by operation of law or otherwise, Executive agrees to and hereby does assign, sell, transfer, grant and convey to the Company (without the necessity of any further consideration, documentation or further acts by either party) the entirety of whatever right, title and interest Executive has in the Intellectual Property. At the Company's request, Executive shall execute any documents reasonably required by the Company to confirm, establish, record, file applications for, renew or maintain the Company's rights and ownership in the Intellectual Property worldwide and will cooperate fully with the Company in connection with any or all of these efforts. The Work Product constitutes "work made for hire" as such term is defined in Section 101 of the U.S. Copyright Act of 1976 (17 U.S.C. §101), as amended, such that all copyrights in such work product, in any and all media and through all forms of communication or transmission, whether presently known or hereafter developed, are the exclusive property of the Company. If, for any reason, the Work Product does not qualify as "work made for hire," Executive is deemed to have hereby irrevocably sold, assigned and transferred to the Company all such copyrights.

8. **Termination.** The Company has the right to terminate this Agreement and Executive's employment by the Company on the earlier of (i) thirty (30) days advance notice of the expiration of the Initial Term or any Subsequent Terms, or (ii) the first to occur of any of the following:

(a) **Death.** This Agreement shall automatically terminate upon the date of Executive's death. In such event, the Company shall pay to Executive's executors, legal representatives or administrators any amounts due and owing to the Executive as of the date of death, and thereafter the Company shall have no further liability or obligation hereunder to her executors, legal representatives, administrators, heirs or assigns.

(b) **Failure to Render Service.** The Company in its sole option may terminate this Agreement on the date that is seven (7) consecutive days from the date that the Executive is unable fully to perform the Executive's essential duties and responsibilities hereunder to the full extent required by the Board of Directors of the Company by reason of illness, incapacity, injury, disability from a physical or mental condition, or by reason of any statute, law, ordinance, regulation, order, judgment or decree. During such seven (7) day period, the Executive shall continue to be compensated as provided in Section 5 of this Agreement. Executive agrees, in the event of any dispute under this Section, to submit to a physical examination by a licensed physician selected by the Board of Directors of the Company.

(c) **Cause**.

The Company may terminate this Agreement at any time immediately, upon notice to Executive, for "cause." For purposes of this Agreement, "cause" shall mean Executive's:

(i) Commission of any act of fraud, misappropriation or personal dishonesty relating to or involving the Company in any material way;

(ii) The commission of any negligent act or omission in the performance of Executive's duties which he owes the Company;

(iii) Violation of any express direction of the Company or any material violation of any rule, regulation, policy or plan established by the Company from time to time regarding the conduct of its Executives and/or its business, if such violation is not cured by Executive within thirty (30) days of receiving notice of such violation from the Company;

(iv) Demonstrably willful and deliberate violation of any obligation owed by Executive to the Company;

(v) Material disclosure or use of Confidential Information, other than as required in the performance of Executive's duties under this Agreement;

(vi) Abandonment of or the refusal to perform any the duties required of Executive under this Agreement;

(vii) Sexual or other unlawful harassment;

(viii) Use of illegal drugs or alcohol at any time on any property owned or leased by the Company;

(ix) Competitive activity or activity to the detriment of the Company; or

(x) Any other action, inaction, act or omission as deemed by the President of First Capital Venture Co. as cause for termination.

(d) **Without Cause**.

(i) At and for the Company's sole convenience and in its sole discretion and without specifying any cause as set forth in this Section, the Company may terminate this Agreement (1) at any time upon thirty (30) days advance written notice to Executive during the Initial Term or any Subsequent Terms (the "Termination Notice Period").

(ii) At any time during the overall Term by mutual written agreement of the Company and the Executive.

(iii) At any time for any other action, inaction, cause or omission as deemed by the President of First Capital Venture Co. as reason for immediate termination.

In the sole event of termination "Without Cause" by the Company (and not the Executive), the Company agrees to pay the Executive his Consulting Fee, pro-rata, during the Termination Notice Period during which time the Executive shall continue to perform his services for the Company in full accordance with this Agreement.

Upon termination of this Agreement for any reason, the rights and duties of the Parties under this Agreement shall terminate, except however, any provisions that by necessity need to remain in effect in the sole judgment of the Company shall survive any such termination. Termination of Executive's employment under this Section 8 will not limit the Company's rights and remedies against Executive under this Agreement, at law or in equity.

(e) **Early Termination By Executive**. In the event Executive resigns, quits orotherwise terminatesthisAgreementpriortotheexpiration ofthe Initial Term or any Subsequent Term, the Company's only obligation will be to pay Executive any accrued but unpaid Consulting Fee earned prior to the date of termination, and any expenses incurred prior to the date of termination that have not been reimbursed and submitted to, and approved by, the Company for payment in accordance with the requirements of Section 5 (c).

(f) **Post Termination Conditions.** Upon termination of Executive's employment with or without Cause, Executive agrees that for a period of two years thereafter, as may be requested by the Company at any such time and at the Company's sole expense, he will cooperate with and assist the Company with any litigation, contract negotiation or other matter in which the benefit of Executive's knowledge or expertise may be requested by the Company, including without limitation, assisting the Company in the preparation of litigation (including testifying).

9. **Termination upon Change of Control**

(a) **Termination.** If the Executive's employment is terminated by the Company for Cause or without Cause after a Change in Control, the Executive shall be entitled to severance benefits as stated as follows: a payment of all compensation and benefits owed Executive throughout the remainder of the Initial Term or any Subsequent Term, or three (3) months of such compensation and benefits, whichever is less.

(b) **Change in Control.** For purposes of this Agreement, a Change of

Control of the Company shall be deemed to have occurred at such time as:

(i) Change in Ownership. any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries; or

(i) Sale. Any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

(ii) Liquidation. a plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed; or

(iii) Board Determination. the Board determines in its sole discretion that a Change in Control has occurred, whether or not any event described above has occurred or is contemplated.

10. **Customers, Suppliers.** Executive does not have, and at any time during the Term shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, Executive or otherwise) any customer of or supplier to the Company or the Company subsidiaries, unless such interest has been waived in writing by the Company's Board of Directors.

11. **Certain Activities.** During the Term, Executive shall not (i) give or agree to give, any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to assist or hinder the Company or the Company subsidiaries in connection with any proposed transaction, which gift or similar benefit, if not given or continued in the future, might adversely affect the business or prospects of the Company or the Company subsidiaries (ii) use any corporate or other funds for unlawful contributions , payments, gifts or entertainment, (iii) make any unlawful expenditures relating to political activity to government officials or others, (iv) establish or maintain any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, and (v) accept or receive any unlawful contributions, payments, gifts, or expenditures.

12. **Indemnification.**

(a) Indemnification of Executive by the Company. The Company shall indemnify, defend and hold Executive, its subsidiaries, affiliates, officers, directors and employees harmless from and against any and all liabilities, obligations, losses, claims, damages, costs, charges or other expenses of any kind (including, but not limited to, reasonable attorneys' fees and legal costs) (collectively, "Claims") which arise out of or result from any breach or alleged breach of this Agreement by the Company.

(b) Indemnification of the Company by Executive. The Executive shall indemnify, defend and hold harmless Company, its subsidiaries, affiliates, officers, directors, employees

and other Executives or contractors, from and against any and all Claims which arise out of, or result from, any breach or alleged breach of this Agreement by the Executive or any claim arising out of any false and misleading statements, advertising or marketing, or arising out of the Executive's negligence or wanton or willful misconduct in the performance of its obligations under this Agreement.

13. **Miscellaneous.**

(a) **Notice.** Any notice or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) upon confirmation of receipt when such notice or other communication is sent by facsimile, (iii) by electronic mail, (iv) one day after delivery to an overnight delivery courier (i.e., Federal Express), or (v) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows (or any other such address as one party may specify by notice to the other):

As to the Company:

Diamond Wellness Holdings, Inc.
3531 Griffin Road
Ft. Lauderdale, Florida 33312
Attn: Board of Directors
Admin@DiamondWellnessHoldings.com

With copy to: GBlum@GBlumLaw.com
And Kevin@DiamondWellnessHoldings.com

As to Executive:

Neal M. Shapiro
117 Bianca Drive
Palm Beach Gardens, Florida 33418

Email: nmshapiro@mac.com

(b) **Conformity to Law.** If any one or more provisions of this Agreement should ever be determined to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction or be invalid or invalidated or unenforceable by reason of any law or statute, then to the extent and within the jurisdiction invalid or unenforceable, it shall be limited, construed or severed and deleted therefrom, and the remaining portions of this Agreement shall survive, remain in full force and effect, and continue to be binding and shall not be affected and shall be interpreted to give effect to the intention of the parties insofar as that is possible.

(c) **Attorney's Fees.** In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the parties to this Agreement, all expenses, including reasonable attorneys' fees, shall be paid by the non-prevailing party.

(d) **Severability.** If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

(e) **Headings.** The Headings used in this Agreement are for the convenience of the parties and for reference purposes only and shall not form a part of or affect the interpretation of this Agreement.

(f) **Construction.** This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted, since the attorneys for the respective parties have submitted revisions to the text hereof.

(g) **Entire Agreement.** This Agreement shall constitute the entire agreement concerning the subject matter hereof between the parties, superseding all previous agreements, memoranda of understanding, negotiations, and representations made prior to the effective date of this Agreement.

(h) **Amendment; Waiver.** This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(i) **Successors and Assigns.** This Agreement shall be binding upon Executive without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of Executive are personal and may be performed only by him. The Company may assign this Agreement and its rights, together with its obligations, hereunder, provided such assignee has the capability of fulfilling the Company's obligations to the Executive pursuant to this Agreement. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns.

(j) **Governing Law.** The validity of this Agreement, its interpretation and any disputes arising from, or relating in any way to, this Agreement or the relationship of the parties, shall be governed by the law of the State of Florida without regard to conflicts of law principles. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the federal and state courts located in Broward County, Florida (and appellate courts thereof) in connection with any dispute related to this Agreement or any matters contemplated hereby.

(k) **Arbitration.** The Executive and the Company agree that any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement, shall be resolved by binding Arbitration governed by the provisions of the Florida Arbitration Code, Chapter 682 of the Florida Statutes.

(l) **Jury Trial Waiver. COMPANY AND EMPLOYEE SHALL AND HEREBY DO WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM BROUGHT OR ASSERTED BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, NOTHING**

CONTAINED HEREIN SHALL LIMIT THE COMPANY FROM ANY REMEDIES AVAILABLE HEREIN.

(m) **Counterparts.** This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.

DIAMOND WELLNESS HOLDINGS, INC.
a Colorado corporation

By: ______________________
Gary Blum, Chairman of the Board

NEAL M. SHAPIRO
an Individual

By: ______________________
Neal M. Shapiro

EXHIBIT A
COMPENSATION RIDER
Neil Shapiro

1. **Consulting Fee.**

(a) During the Initial Term and any Subsequent Term, the Company shall pay the Executive compensation of $7,000.00 per calendar month in advance of each such calendar month on or before the fifteenth (15th) calendar day of each month for services to be performed by the Executive for that calendar month. Therefore, the first scheduled monthly payment shall be due on or before August 15, 2022 for the month of August, 2022 and the remaining days of July, 2022 from the Effective Date.

(b) Therefore, the total compensation payable over a twelve (12) month period from the Effective Date shall be $84,000.00, paid monthly. (The "Compensation")

(c) Upon the completion of the Initial Term or any Subsequent Term, the Board of Directors of the Company, in its sole option and discretion, may increase the amount of the Executive's Compensation, or otherwise seek an adjustment to it in consultation with, and the agreement of, the Executive.

(d) Should the Executive be integral in establishing, causing or creating other distribution channels for any Company products or services, then the Company may, in the sole discretion of the Board of Directors or President of First Capital Venture Co., remit additional payment as commission based upon those related sales.

2. **Stock Grant.**

(a) For services rendered to the Company, after the completion of the Initial Term and the achievement of the Performance Goals, the Board of Directors of the Company, in its sole option, may grant the Executive a stock grant of shares of the Company's common stock (the "Shares"), in quantity and at a cost basis per share to be determined by the Company's Board of Directors at the time of said grant. All Shares so granted to the Executive will be fully-paid, non-assessable, and will have been lawfully issued by the Company. Shares shall be deemed earned by the Executive at the time so granted and shall be released to the Executive in accordance with a separate "Lock Up and Leak Out Agreement" between the Company and the Executive to be signed on the date of the grant.

(b) Executive understands and acknowledges that any Shares granted will constitute restricted stock of the Company subject to the limitations on transfer and resale under U.S. securities law and regulation.

(c) Should the Company terminate this Agreement for Cause at any time, the Executive understands, acknowledges and hereby agrees that any Shares that may have been granted to the Executive prior to said termination for Cause, as determined in the sole discretion of the Board of Directors of the Company, will be forfeited by the Executive and cancelled by the Company in their entirety (the "Cancellation"); moreover, by the Executive's signature on this Agreement, the Executive hereby grants the Company full rights to said Cancellation without further notice or documentation to the Executive.